Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of First Eagle Funds of our report dated December 21, 2018, relating to the financial statements and financial highlights, which appears in Annual Report on Form N-CSR for the year ended October 31, 2018 for First Eagle Global Fund, First Eagle Overseas Fund, First Eagle U.S. Value Fund, First Eagle Gold Fund, First Eagle Global Income Builder, First Eagle High Yield Fund and First Eagle Fund of America. We also consent to the references to us under the headings “Financial Statements,” "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 27, 2019